Exhibit 16(c)(4)

Books-A-Million, Inc.

Presentation to the Special Committee

CORPORATE FINANCE July 13, 2015 FINANCIAL ADVISORY SERVICES

FINANCIAL RESTRUCTURING STRATEGIC CONSULTING

HL.com Confidential

Books-A-Million, Inc.

Table of Contents

Page

Transaction Background 2

Financial Analyses 10

Appendix 19

Other Information 20

Disclaimer 32

Transaction Background

Transaction Background

Transaction Background

On January 29, 2015, Books-A-Million, Inc. (“BAMM” or the “Company”) received a non-binding proposal from Clyde B. Anderson, Executive Chairman of the Company, on behalf of the Anderson Family, which beneficially owns approximately 57.5% of the outstanding shares of Company common stock, to acquire the remaining outstanding shares of Company common stock not owned by the Anderson Family at a cash purchase price of $2.75 per share (the “Anderson Proposal”) The Anderson Proposal represents a premium of approximately 64.0% over BAMM’s $1.68 per share closing price on January 29, 2015 prior to the announcement of the Anderson Proposal after market close and approximately 65.0% over BAMM’s average closing stock price during the 90 trading days prior to January 29, 2015 Since public announcement of the Anderson Proposal, the Company’s common stock has traded above the Anderson Proposal price and closed at

$2.59 per share as of July 10, 2015, reflecting an implied premium of approximately 54.2% relative to BAMM’s closing stock price on the announcement date Per the Anderson Proposal, the transaction would be financed through borrowings available under the Company’s existing credit line and is conditioned on the availability of sufficient borrowing capacity

The Anderson Family has stated that it is interested only in acquiring the outstanding shares of Company common stock that it does not already own, and that it is not interested in a sale of its shares of Company common stock or other strategic transaction involving a third party

The Anderson Family also has indicated that it does not intend to proceed with the proposed transaction unless the Company’s Special Committee of the Board of Directors (the “Special Committee”) recommends the transaction to the full Board of Directors and any definitive acquisition agreement includes a non-waivable majority of the minority vote condition Following announcement of the Anderson Proposal, and in accordance with the directives of the Special Committee, Houlihan Lokey held discussions with representatives of three parties that expressed interest in the Company

One of the three parties, Party A, which previously had engaged in negotiations with the Anderson Family in 2014 that culminated in a proposal to acquire the Company for $4.21 per share in cash (subsequently declined by the Anderson Family), reiterated its interest and submitted a written indication of interest dated April 21, 2015 to the Special Committee to acquire the Company for $4.21 per share in cash

Party A’s written indication of interest stated its desire to purchase all outstanding shares of Company common stock and was provided to the Anderson Family, which reiterated that it was not interested in selling its shares of Company common stock to a third party

A request was made to Party A to consider purchasing all of the publicly held shares of Company common stock at $4.21 per share through a tender offer but Party A declined to pursue this alternative Following receipt of Party A’s indication of interest, in early May 2015, the Special Committee countered the Anderson Family’s offer of $2.75 per share with a purchase price of $3.36 per share The Anderson Family countered with $3.10 per share, which, after further negotiations, was increased to $3.25 per share

Source: Anderson Proposal, BAMM January 29, 2015 press release, Capital IQ, Special Committee.

Transaction Background

Summary of Selected Transaction Terms

Parties to the Transaction

Acquiror: Clyde B. Anderson, on behalf of himself and certain other members or related entities of the Anderson family (collectively, the “Anderson Family”) Target: Books-A-Million, Inc. (“BAMM” or the “Company”) Selling Shareholders: BAMM shareholders, excluding the Anderson Family Form of Transaction Merger Form of Consideration Cash Only

Per Share Transaction Consideration: $3.25

Financing: Through borrowings of the Company’s existing revolving credit facility, conditioned upon sufficient borrowing capacity Appraisal Rights: Acquiror may choose to not effect the merger if the total number of shares that are held by a holder who has demanded and perfected such holder’s right to appraisal of such shares exceeds 10% of the issued and outstanding shares of Company common stock

Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction.

Source: Draft, dated July 10, 2015, of Agreement and Plan of Merger. 4

Transaction Background

# Summary of Transaction Value

*(dollars and shares in millions, except per share values)*

| Security | Shares Outstanding[1] | Per Share Transaction Consideration |
|---|---|---|
| Common Stock | 15.4 | $3.25 |

| | | |
|---|---|---|
| **Implied Values** | | |
| Implied Common Equity Value | | $50.2 |
| Add: Capital Lease Obligations[2] | | 1.5 |
| Add: AWBC Bonds[2] | | 3.7 |
| Add: BAMM Revolver Balance[2] | | 25.9 |
| Add: Preferred Growth Properties, LLC ("PGP") Net Debt[3] | | 25.4 |
| Less: Excess Cash and Cash Equivalents[4] | | 0.0 |
| **Implied Enterprise Value** | | $106.7 |
| **Implied Transaction Multiples** | | |
| Revenue[5] | | Implied Multiple |
| LTM (5/30/2015) | | 0.23x |
| NFY (2016E) | | 0.22x |
| Adjusted EBITDA[5] | | |
| LTM (5/30/2015) | | 5.5x |
| NFY (2016E) | | 5.2x |

1. Based on 15,441,142 outstanding and dilutive shares as of July 10, 2015, per draft, dated July 10, 2015, of Agreement and Plan of Merger and Company management, calculated per treasury stock method.
2. BAMM reported revolver balance as of July 3, 2015, per Company management. Capital Lease Obligations, AWBC Bonds and Excess Cash and Cash Equivalents as of May 30, 2015.
3. Per Company management. See "Real Estate Summary" for more details.
4. Assumes all cash and cash equivalents consist of operating cash.
5. Source: Company management, see "Selected BAMM Historical and Projected Financial Data" for more details. Includes PGP.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
LTM refers to latest 12 months.
NFY refers to next fiscal year.

HOULIHAN LOKEY | 5

Transaction Background

Summary of Transaction Value (cont.)

BAMM Implied Premium of Per Share

Unaffected Unaffected Transaction Consideration over

Trading Period Closing BAMM Unaffected Average

As of 1/29/2015 Stock Price1 Closing Stock Price

1 Day $ 1.68 93.7%

5-Day Average $ 1.67 94.4%

10-Day Average $ 1.70 91.1%

1-Month Average $ 1.70 90.9%

3-Month Average $ 1.69 92.7%

6-Month Average $ 1.76 85.2%

1-Year Average $ 2.00 62.2%

52-Week High 3/21/2014 $ 2.47 31.6%

52-Week Low 11/7/2014 $ 1.40 132.1%

1. Source: Capital IQ.

Transaction Background

Stock Trading History

Closing Stock Price (US $) Daily Volume (000s)

$4.00 0.6

$3.50

0.5

$3.00

0.4

$2.50

$2.00 0.3

1/29/2015

$1.50 Public Announcement

of Anderson Proposal 0.2

$1.00

0.1

$0.50

$- 0.0

Jul-14 Aug-14 Sep-14 Oct-14 Nov-14 Dec-14 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15

Daily Volume BAMM Closing Stock Price

Source: Capital IQ.

Transaction Background

LTM Trading Overview

Over the last 12 months, approximately 85% of the Company’s shares have traded under $2.75 / share

BAMM Closing Stock Price as of

7/10/2015 $ 2.59

For LTM ended 7/10/2015:

52-Week Closing High $ 3.18

52-Week Closing Low $ 1.40

Total Shares Traded (thousands) 5,129

Implied

Moving Premium

Average to Current

30-Day Average1 $ 2.82 8.9%

90-Day Average1 $ 2.81 8.7%

180-Day Average1 $ 2.35(9.2%)

Trading Volume (in thousands)

1,800.0

1,571.3

1,600.0

1,400.0

1,200.0

1,000.0

907.8

870.2

800.0

600.0 540.8

400.0

288.0

200.0 119.1

0.0

$1.25—$1.50 $1.50—$1.75 $1.75—$2.00 $2.00—$2.25 $2.25—$2.50 $2.50—$2.75

604.0

227.4

0.0

$2.75—$3.00 $3.00—$3.25 $3.25—$3.50

% of Total 2.3% 17.7% 17.0% 10.5% 5.6% 30.6% 11.8% 4.4% 0.0%

% of Float 2.2% 16.8% 16.1% 10.0% 5.3% 29.1% 11.2% 4.2% 0.0%

1. Represents trading days.

Source: Capital IQ.

Transaction Background

Relative Stock Performance

150.0%

Date Range (1/30/2014—1/29/2015):1

140.0% Index of Selected Companies Return:2 -3.8%

S&P 500 Index Return: 12.7%

130.0%

Books-A-Million, Inc.: -26.7%

120.0%

Prices 110.0%

Indexed 100.0%

90.0%

80.0%

70.0%

60.0%

50.0%

Jan-14 Feb-14 Mar-14 Apr-14 May-14 Jun-14 Jul-14 Aug-14 Sep-14 Oct-14 Nov-14 Dec-14

Books-A-Million, Inc. Index of Selected Companies S&P 500 Index

1. Range represents 365 days, prior to Anderson Proposal.

2. Shown for informational purposes. Index consists of Barnes & Noble, Inc., GameStop Corp., Trans World Entertainment Corporation, Indigo Books & Music Inc. and Outerwall Inc. Index constructed using free-float adjusted market-capitalization weighting. Stock prices in U.S. dollars. Floats based on current float as percentage of total shares outstanding.

Source: Capital IQ.

Financial Analyses

Financial Analyses

# Financial Analyses Summary


$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Price Per Share
$4.15
$2.64
$4.21
$2.69
$3.35
$1.67
Per Share Transaction Consideration of $3.25
BAMM Closing Stock Price Per Share of $2.59[1]
BAMM Unaffected Closing Stock Price Per Share of $1.68[2]
Selected Companies Analysis
3.0x - 4.0x LTM (5/30/2015) Adjusted EBITDA
Selected Companies Analysis
3.0x - 4.0x NFY (2016E) Adjusted EBITDA
Discounted Cash Flow Analysis
Discount Rate Range: 8.0% - 9.0%
Perpetuity Growth Rate Range: 0.0% - 3.0%

Note: No particular weight was attributed to any analysis. Based on 15,441,142 outstanding and dilutive shares as of July 10, 2015, per draft, dated July 10, 2015, of Agreement and Plan of Merger and Company management, calculated per treasury stock method. For purposes of our analyses, we have not relied upon a comparison of the financial terms of the Transaction to the financial terms of other transactions given, in our view, the lack of sufficient information or comparability with respect to other transactions with the Transaction.
1. Closing stock price per share as of July 10, 2015.
2. Unaffected stock price per share on January 29, 2015, the last trading day prior to announcement of Anderson Proposal after market close.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items and removal of income related to PGP.
LTM refers to latest 12 months.
NFY refers to next fiscal year.

HOULIHAN LOKEY 11

Financial Analyses

# Financial Analyses Summary (cont.)

*(shares outstanding and dollars in millions, except per share values)*

| | Selected Companies Analysis | | Selected Companies Analysis | | Discounted Cash Flow Analysis | |
|---|---|---|---|---|---|---|
| | LTM (5/30/2015) Adjusted EBITDA[1] | | NFY (2016E) Adjusted EBITDA[1] | | Perpetuity Growth Rate Unlevered Cash Flows | |
| Corresponding Base Amount | $17.5 | | $17.7 | | Discount Rate Range: 8.0% -- 9.0% | |
| Selected Multiples Range | 3.0x -- | 4.0x | 3.0x -- | 4.0x | Perpetuity Growth Rate Range: 0.0% -- | 3.0% |
| **Implied Enterprise Value from BAMM Operations Reference Range** | **$52.5** | **$69.9** | **$53.2** | **$70.9** | **$37.4** | **$57.6** |
| Less: BAMM Revolver Balance[2] | $25.9 | $25.9 | $25.9 | $25.9 | $25.9 | $25.9 |
| Less: Capital Lease Obligations[2] | $1.5 | $1.5 | $1.5 | $1.5 | $1.5 | $1.5 |
| Less: AWBC Bonds[2] | $3.7 | $3.7 | $3.7 | $3.7 | $3.7 | $3.7 |
| **Implied Equity Value from BAMM Operations Reference Range** | **$21.3** | **$38.8** | **$22.1** | **$39.8** | **$6.3** | **$26.4** |
| Add: Implied After-Tax Equity Value of Real Estate[3] | $18.5 | $24.2 | $18.5 | $24.2 | $18.5 | $24.2 |
| **Implied Equity Value Reference Range** | **$39.8** | **$63.1** | **$40.6** | **$64.0** | **$24.8** | **$50.7** |
| Add: Excess Cash and Cash Equivalents[2,4] | $0.0 | $0.0 | $0.0 | $0.0 | $0.0 | $0.0 |
| Add: Present Value of NOLs[5] | $1.0 | $1.0 | $1.0 | $1.0 | $1.0 | $1.0 |
| **Implied Total Equity Value Reference Range** | **$40.8** | **$64.1** | **$41.6** | **$65.0** | **$25.8** | **$51.7** |
| Shares Outstanding[6] | 15.4 | 15.4 | 15.4 | 15.4 | 15.4 | 15.4 |
| **Implied Per Share Reference Range** | **$2.64** | **$4.15** | **$2.69** | **$4.21** | **$1.67** | **$3.35** |

1. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items and removal of income related to PGP.
2. BAMM reported revolver balance as of July 3, 2015, per Company management. Capital Lease Obligations, AWBC Bonds and Excess Cash and Cash Equivalents as of May 30, 2015.
3. Represents Company's 94.9% ownership of PGP, based on implied reference range of Company-provided appraisals.
4. Assumes all cash and cash equivalents consist of operating cash.
5. NOLs per Company management.
6. Based on 15,441,142 outstanding and dilutive shares as of July 10, 2015, per draft, dated July 10, 2015, of Agreement and Plan of Merger and Company management, calculated per treasury stock method.

LTM refers to latest 12 months.
NFY refers to next fiscal year.
NOLs refers to net operating losses.
Source: Company management (including financial projections prepared by Company management as approved by Special Committee).

HOULIHAN LOKEY | 12

Financial Analyses

Selected BAMM Historical and Projected Financial Data

(dollars in millions)

Fiscal Year Ended, LTM Ended Fiscal Year Ending January 31, 5-Year

2/2/20131 2/1/2014 1/31/2015 5/30/2015 2016E 2017E 2018E 2019E 2020E CAGR2

Reported Revenue $498.439 $473.908 $474.084 $471.790 $483.420 $487.484 $494.284 $501.138 $507.820 1.4%

Revenue Growth % — -4.9% 0.0% — 2.0% 0.8% 1.4% 1.4% 1.3%

Less: Cost of Goods Sold 353.447 336.939 333.664 331.688 341.572 344.124 349.117 353.967 359.000

Gross Profit $144.992 $136.969 $140.420 $140.102 $141.848 $143.361 $145.168 $147.171 $148.820

Gross Margin % 29.1% 28.9% 29.6% 29.7% 29.3% 29.4% 29.4% 29.4% 29.3%

Less: Operating, Selling & Administrative Expenses 121.267 120.275 119.376 120.226 122.884 121.083 121.575 123.469 125.842

Less: Real Estate Income 0.421 1.065 1.667 2.087 2.736 4.808 6.261 6.238 6.214

Add: Total Adjustments3 0.102 0.897 0.585 (0.305) 1.499 (0.131) (0.186) (0.236) (0.235)

Adjusted EBITDA $23.406 $16.526 $19.962 $17.484 $17.727 $17.339 $17.146 $17.229 $16.530 -3.7%

Adjusted EBITDA Margin % 4.7% 3.5% 4.2% 3.7% 3.7% 3.6% 3.5% 3.4% 3.3%

Less: Depreciation & Amortization 16.501 17.492 15.365 14.509 14.001 14.580 13.360 10.720 10.444

Adjusted EBIT $6.905($0.965) $4.597 $2.975 $3.726 $2.759 $3.786 $6.510 $6.086 5.8%

Adjusted EBIT Margin % 1.4% -0.2% 1.0% 0.6% 0.8% 0.6% 0.8% 1.3% 1.2%

Add: Depreciation & Amortization 16.501 17.492 15.365 14.509 14.001 14.580 13.360 10.720 10.444

Less: Capital Expenditures 12.679 15.255 10.395 10.024 13.428 12.007 13.033 12.944 11.944

Adjusted Free Cash Flow $10.727 $1.271 $9.567 $7.460 $4.298 $5.332 $4.113 $4.285 $4.586 -13.7%

Additional Financial Information

Net Working Capital $55.515 $64.402 $59.024 $67.665 $60.098 $55.584 $53.844 $53.051 $53.254

Change in Net Working Capital —($8.887) $5.378 —($1.074) $4.514 $1.740 $0.793($0.203)

Revenue / Store NA $1.559 $1.580 $1.573 $1.590 $1.578 $1.574 $1.571 $1.567

Comparable Store Sales Growth -3.6% -6.8% 0.4% 0.9% 1.0% (0.2%) (0.1%) 0.0% 0.0%

Store Count:

Superstores NA 183 173 172 167 159 153 147 141

Mall Stores NA 61 60 62 65 73 79 85 91

Yogurt Mountain NA 43 44 44 44 44 44 44 44

2nd & Charles NA 17 23 22 28 33 38 43 48

Total Stores NA 304 300 300 304 309 314 319 324

Net Store Additions/Reductions — —(4) 0 4 5 5 5 5

1. Fiscal year ended February 2, 2013 is representative of a 53-week year.

2. CAGR refers to Compound Annual Growth Rate.

3. Total Adjustments:

Add: Impairment Charges $0.884 $0.729 $0.436 $0.397 $0.000 $0.000 $0.000 $0.000 $0.000

Add: Loss / (Gain) on Sale of Assets 0.000(0.108)(0.346)(0.561) 0.000 0.000 0.000 0.000 0.000

Add: Buyout Costs 0.000 0.000 0.000 0.000 1.500 0.000 0.000 0.000 0.000

Add: Equity Income / (Loss) from IF(0.782) 0.157 0.241 0.048 0.113 0.113 0.113 0.113 0.113

Less / (Add): 49.9% Yogurt Mountain EBITDA 0.000 (0.119) (0.254) 0.189 0.114 0.244 0.299 0.349 0.348

Total Adjustments $0.102 $0.897 $0.585 ($0.305) $1.499($0.131) ($0.186) ($0.236) ($0.235)

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items and removal of income related to PGP. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items and removal of income related to PGP.

Adjusted Free Cash Flow refers to Adjusted EBITDA less capital expenditures. LTM refers to latest 12 months.

NA refers to not available.

Note: Historical and projected financials exclude PGP.

Sources: BAMM public filings, Company management (including financial projections prepared by Company management as approved by Special Committee).

Financial Analyses

# Selected Companies Analysis

*(dollars in millions, except per share values)*

| | Share Price[3] | Equity Market Value[3,4] | Enterprise Value[3,4] | Enterprise Value[1] to Adjusted EBITDA[2] LTM[5] | Enterprise Value[1] to Adjusted EBITDA[2] NFY[6,7] |
|---|---|---|---|---|---|
| Barnes & Noble, Inc. | $26.81 | $1,720.2 | $1,842.2 | 5.7x | 5.7x |
| GameStop Corp. | $46.96 | $5,039.7 | $5,022.0 | 6.2x | 5.7x |
| Trans World Entertainment Corporation | $3.66 | $114.6 | $12.7 | 1.4x | NA |
| Indigo Books & Music Inc. | $8.24 | $211.1 | $51.7 | 3.0x | 2.8x |
| Outerwall Inc. | $80.74 | $1,491.1 | $2,171.8 | 4.5x | 4.3x |
| Low | | | | 1.4x | 2.8x |
| High | | | | 6.2x | 5.7x |
| Median | | | | 4.5x | 5.0x |
| Mean | | | | 4.2x | 4.6x |

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Enterprise Value equals equity market value + debt + preferred stock – cash and cash equivalents.
2. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
3. Based on closing prices as of July 10, 2015.
4. Based on reported fully-diluted shares.
5. LTM refers to the most recently completed 12-month period for which financial information has been made public.
6. NFY refers to the next fiscal year for which financial information has not been made public.
7. Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year-end of January 31.
NA refers to not available.
Source: Capital IQ.

HOULIHAN LOKEY | 14

Financial Analyses

Discounted Cash Flow Analysis – Implied Perpetuity Growth Rate

(dollars in millions, except per share values)

Terminal

Projected Fiscal Year Ending January 31, Value

2016E1 2017E 2018E 2019E 2020E Assumptions

Revenue $271.5 $487.5 $494.3 $501.1 $507.8 $507.8

Revenue Growth % 2.0% 0.8% 1.4% 1.4% 1.3% —

Less: Cost of Goods Sold 191.8 344.1 349.1 354.0 359.0 359.0

Less: Operating, Selling & Administrative 69.0 121.1 121.6 123.5 125.8 125.8

Less: Real Estate Income 1.5 4.8 6.3 6.2 6.2 6.2

Add: Total Adjustments 0.8(0.1)(0.2)(0.2)(0.2)(0.2)

Adjusted EBITDA $10.0 $17.3 $17.1 $17.2 $16.5 $16.5

Adjusted EBITDA Margin % 3.7% 3.6% 3.5% 3.4% 3.3% 3.3%

Less: Depreciation and Amortization 7.9 14.6 13.4 10.7 10.4 11.9

Adjusted EBIT $2.1 $2.8 $3.8 $6.5 $6.1 $4.6

Less: Taxes2 0.8 1.1 1.5 2.6 2.4 1.8

Unlevered Earnings $1.3 $1.7 $2.3 $3.9 $3.7 $2.8

Add: Depreciation and Amortization 7.9 14.6 13.4 10.7 10.4 11.9

Less: Capital Expenditures 7.5 12.0 13.0 12.9 11.9 11.9

Less: Change in Working Capital 0.6(4.5)(1.7)(0.8) 0.2 0.0

Unlevered Free Cash Flows $1.0 $8.7 $4.3 $2.5 $1.9 $2.8

2020E Adjusted EBITDA

Discount Terminal Multiple3

Rate 0.0% 1.0% 2.0% 3.0%

8.0%	2.1x 2.4x 2.8x 3.4x
8.5%	2.0x 2.2x 2.6x 3.1x
9.0%	1.8x 2.1x 2.4x 2.9x

PV of Terminal Value

Discount as a % of Enterprise Value

Rate 0.0% 1.0% 2.0% 3.0%

8.0%	61.0% 64.3% 68.0% 72.0%
8.5%	59.3% 62.5% 66.0% 69.9%
9.0%	57.6% 60.7% 64.1% 67.8%

Present Value Implied PV of Terminal Value

of Cash Flows Based on Perpetuity Growth Rate for Implied Enterprise Value Reference Range

Discount 2016E—2020E 2020E Unlevered Free Cash Flow

Rate $ 16.0 0.0% 1.0% 2.0% 3.0% 0.0% 1.0% 2.0% 3.0%

8.0%	$ 16.1 $ 25.2 $ 29.0 $34.2 $41.5 $ 41.3 $45.1 $50.3 $57.6
8.5%	$ 16.0 + $ 23.2 $ 26.6 $31.0 $37.0 = $ 39.2 $42.6 $47.0 $53.0
9.0%	$ 15.8 $ 21.5 $ 24.5 $28.3 $33.3 $ 37.4 $40.3 $44.1 $49.1

Note: Present values as of July 10, 2015; mid-year convention applied.

1. Represents a 205-day stub period.

2. Taxes at 40.0%, per Company management.

3. Implied from corresponding discount rate and perpetuity growth rate applied to 2020E unlevered free cash flow.

E refers to estimated. PV refers to present value.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items and removal of income related to PGP. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items and removal of income related to PGP.

Source: Company management projections as approved by Special Committee. 15

Financial Analyses

Net Operating Loss – Status Quo

(dollars in millions)

Assumptions

Discount Rate1 15.5%

Tax Rate2 6.6%

State NOL Amount $21.3

EBT $0.9 $3.1 $5.7 $8.5 $8.1

Beginning Balance $21.3 $20.4 $17.3 $11.6 $3.1

NOLs Utilized 0.9 3.1 5.7 8.5 3.1

Ending Balance $20.4 $17.3 $11.6 $3.1 $0.0

NOLs Utilized $0.9 $3.1 $5.7 $8.5 $3.1

Implied Tax Reduction $0.1 $0.2 $0.4 $0.6 $0.2

Discount Period 0.28 1.06 2.06 3.06 4.06

Discount Factor @ 15.5% 0.96 0.86 0.74 0.64 0.56

Implied Present Value of NOLs $0.1 $0.2 $0.3 $0.4 $0.1

For 6.7

Months Ending For Fiscal Year Ending January 31,

1/31/2016E 2017E 2018E 2019E 2020E

Total Present Value of NOLs (Rounded) $1.0

1. Based on BAMM cost of equity.

2. Represents weighted average of applicable state income tax rates, per Company management, attributable to utilization of BAMM NOLs.

E refers to estimated.

EBT refers to earnings before taxes.

NOLs refers to net operating losses.

Source: Company management projections as approved by Special Committee.

Financial Analyses

# Real Estate Summary

*(dollars in millions)*

| Property | Square Feet | Occupancy | Reference Range Low | | Reference Range High | Less: Debt Balance[1] | Implied Equity Value Reference Range Low | | Implied Equity Value Reference Range High | Tax Basis[1] | Implied After-Tax Equity Value Reference Range Low | | Implied After-Tax Equity Value Reference Range High |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Florence, Alabama | 97,926 | 100.0% | $16.7 | -- | $17.3 | $11.8 | $4.9 | -- | $5.5 | $14.0 | $4.9 | -- | $5.5 |
| Gardendale, Alabama[2] | 156,386 | 95.0% | 18.8 | -- | 23.3 | 15.0 | 3.8 | -- | 8.3 | 15.2 | 3.8 | -- | 8.3 |
| Fayetteville, North Carolina | 32,788 | 100.0% | 4.0 | -- | 4.6 | 3.1 | 0.9 | -- | 1.5 | 3.2 | 0.9 | -- | 1.5 |
| Jacksonville, Florida | 66,466 | 23.5% | 5.4 | -- | 6.0 | 0.0 | 5.4 | -- | 6.0 | 5.3 | 5.4 | -- | 5.7 |
| Total | | | $44.9 | -- | $51.2 | $29.9 | $15.0 | -- | $21.3 | | $15.0 | -- | $21.0 |
| Add: Cash Balance as of May 30, 2015[1] | | | | | | | | | | | 4.5 | -- | 4.5 |
| **BAMM Ownership[3]** | | | | | | | | | | | $18.5 | -- | $24.2 |

1. Per Company management.
2. Gardendale, Alabama Low Selected Reference Range Calculation:

| | |
|---|---|
| Normalized Fiscal Year 2016 NOI[4] | $1.2 |
| Selected Cap Rate | 7.25% |
| Implied Asset Value | $16.6 |
| Add: Present Value of Sales Tax Credit[5] | 2.2 |
| Total Value (Rounded) | $18.8 |

3. Represents Company's 94.9% ownership of PGP.
4. Based on 95.0% of rental revenue, per Company management, and excludes sales tax credit income.
5. Based on 2016 sales tax credit grown at inflationary rate of 2.0% and discount rate of 8.25%, per discount rate utilized in appraisal provided by Company management.

Source: Company management and Company-provided appraisals.

HOULIHAN LOKEY 17

Financial Analyses

# Changes from Prior April 15, 2015 Preliminary Discussion Materials

*(dollars in millions)*

| | Preliminary Discussion Materials for the Special Committee dated April 15, 2015 | | | Current Presentation | | | Variance (Current vs. April 15, 2015) | | |
|---|---|---|---|---|---|---|---|---|---|
| | Low | Mid | High | Low | Mid | High | Low | Mid | High |
| **Metrics** | | | | | | | | | |
| LTM Adjusted EBITDA | | $20.0 | | | $17.5 | | | ($2.5) | |
| NFY Adjusted EBITDA | | $17.7 | | | $17.7 | | | $0.0 | |
| **Selected Companies Analysis** | | | | | | | | | |
| *Observed Multiples* | | | | | | | | | |
| LTM Adjusted EBITDA Median Multiple | | 4.6x | | | 4.5x | | | (0.1x) | |
| NFY Adjusted EBITDA Median Multiple | | 4.6x | | | 5.0x | | | 0.4x | |
| *Barnes & Noble, Inc. Observed Multiples* | | | | | | | | | |
| LTM Adjusted EBITDA Multiple | | 4.8x | | | 5.7x | | | 0.9x | |
| NFY Adjusted EBITDA Multiple | | 4.7x | | | 5.7x | | | 1.0x | |
| *Selected Multiples* | | | | | | | | | |
| LTM Adjusted EBITDA Multiples | 2.5x | -- | 4.5x | 3.0x | -- | 4.0x | 0.5x | -- | (0.5x) |
| NFY Adjusted EBITDA Multiples | 2.5x | -- | 4.5x | 3.0x | -- | 4.0x | 0.5x | -- | (0.5x) |
| **Discounted Cash Flow Analysis** | | | | | | | | | |
| Perpetuity Growth Rate | 0.0% | -- | 3.0% | 0.0% | -- | 3.0% | 0.0% | -- | 0.0% |
| Discount Rate | 8.0% | -- | 9.0% | 8.0% | -- | 9.0% | 0.0% | -- | 0.0% |

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
LTM refers to latest 12 months.
NFY refers to next fiscal year.

Note: Current presentation includes Indigo Books & Music Inc. as a selected company for comparative purposes. Indigo Books & Music Inc. was not previously included in prior April 15, 2015 preliminary discussion materials as it did not have a meaningful enterprise value to adjusted EBITDA multiple at that time.
Sources: Bloomberg, Capital IQ and historical and projected financials provided by Company management.

HOULIHAN LOKEY 18

Appendix

Appendix

Other Information

Other Information

# Selected Transactions

*(dollars in millions)*

| Announced | Effective | Target | Acquiror | Transaction Value[1] | Revenue[2] | Transaction Value / EBITDA[2] | EBITDA Margin %[2] |
|---|---|---|---|---|---|---|---|
| 06/11/2015 | 06/11/2015 | Nebraska Book Company, Inc., Retail Store Division | Follett Corporation | NA | NA | NA | NA |
| 03/17/2014 | 07/15/2014 | Hastings Entertainment Inc. | Draw Another Circle, LLC | $72.5 | $436.0 | 26.5x | 0.6% |
| 08/10/2009 | 09/30/2009 | Barnes & Noble College Bookstores, Inc. (nka:Barnes & Noble College Booksellers, LLC) | Barnes & Noble, Inc. | $540.5 | $1,778.0 | 4.9x | 6.3% |

Note: Shown for informational purposes. No company or transaction used for comparative purposes is identical to the Company or the Transaction.
1. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement.
2. Based on reported metric for most recent LTM period prior to announcement of transaction.
NA refers to not available.
Source: Capital IQ.

HOULIHAN LOKEY | 21

Other Information

# Weighted Average Cost of Capital Calculation

*(dollars in millions)*

| | Debt[1] | Preferred Stock[2] | Equity Market Value[3] | Total Capitalization[4] | Debt to Equity Market Value | Debt to Total Capitalization | Preferred Stock to Equity Market Value | Preferred Stock to Total Capitalization | Equity Market Value to Total Capitalization |
|---|---|---|---|---|---|---|---|---|---|
| Barnes & Noble, Inc. | $0.3 | $196.1 | $1,720.2 | $1,916.6 | 0.0% | 0.0% | 11.4% | 10.2% | 89.8% |
| GameStop Corp. | 352.1 | 0.0 | 5,039.7 | 5,391.8 | 7.0% | 6.5% | 0.0% | 0.0% | 93.5% |
| Trans World Entertainment Corporation | 0.6 | 0.0 | 114.6 | 115.3 | 0.6% | 0.6% | 0.0% | 0.0% | 99.4% |
| Indigo Books & Music Inc. | 0.2 | 0.0 | 211.1 | 211.2 | 0.1% | 0.1% | 0.0% | 0.0% | 99.9% |
| Outerwall Inc. | 878.7 | 0.0 | 1,491.1 | 2,369.8 | 58.9% | 37.1% | 0.0% | 0.0% | 62.9% |
| Median | $0.6 | $0.0 | $1,491.1 | $1,916.6 | 0.6% | 0.6% | 0.0% | 0.0% | 93.5% |
| Mean | $246.4 | $39.2 | $1,715.3 | $2,000.9 | 13.3% | 8.9% | 2.3% | 2.0% | 89.1% |
| Books-A-Million, Inc.[13] | $31.1 | $0.0 | $28.8 | $59.9 | 108.0% | 51.9% | 0.0% | 0.0% | 48.1% |

| | Levered Beta[5] | Unlevered Beta[6] | Equity Risk Premium[7] | Size Premium[8] | Cost of Equity[9] | Cost of Debt[10] | Cost of Preferred Stock[11] | WACC[12] |
|---|---|---|---|---|---|---|---|---|
| Barnes & Noble, Inc. | 0.86 | 0.77 | 6.25% | 1.74% | 10.0% | 4.9% | 7.8% | 9.8% |
| GameStop Corp. | 1.00 | 0.96 | 6.25% | 1.06% | 10.2% | 5.5% | NA | 9.7% |
| Trans World Entertainment Corporation | 0.20 | 0.20 | 6.25% | 5.78% | 9.9% | NA | NA | 9.9% |
| Indigo Books & Music Inc. | 0.62 | 0.62 | 6.25% | 5.78% | 12.5% | NA | NA | 12.5% |
| Outerwall Inc. | 0.90 | 0.67 | 6.25% | 1.71% | 10.2% | 5.5% | NA | 7.7% |
| Median | 0.86 | 0.67 | | | 10.2% | 5.5% | 7.8% | 9.8% |
| Mean | 0.71 | 0.64 | | | 10.6% | 5.3% | 7.8% | 9.9% |
| Books-A-Million, Inc.[14] | 0.25 | 0.15 | 6.25% | 5.78% | 10.2% | 3.6% | NA | 6.0% |

Note: No company used in this calculation for comparative purposes is identical to the Company.
1. Debt amount based on most recent public filings as of July 10, 2015.
2. Preferred stock amount as stated in most recent public filing as of July 10, 2015.
3. Equity market value based on closing price on July 10, 2015 and on reported fully-diluted shares as stated in most recent public filing as of July 10, 2015.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on actual beta per Bloomberg, five-year $USD weekly against the S&P 500 Total Return Index, as of July 10, 2015.
6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)).
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7.
9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of July 10, 2015, based on 20-year U.S. Treasury Bond Yield.
10. Based on selected company weighted average interest rate per most recent public filings as of July 10, 2015.
11. Based on selected company weighted average preferred dividend per most recent public filings as of July 10, 2015.
12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.
13. BAMM reported revolver balance as of July 3, 2015, per Company management. Capital Lease Obligations and AWBC Bonds as of May 30, 2015. BAMM Equity Market Value excludes PGP.
14. Based on projected weighted average cost of debt for fiscal year ending January 31, 2016, per Company management.
NA refers to not available.

HOULIHAN LOKEY | 22

Other Information

# Weighted Average Cost of Capital Calculation (cont.)

| Market Assumptions | |
|---|---|
| Risk-Free Rate of Return[2] | 2.91% |
| Equity Risk Premium[3] | 6.25% |
| Size Premium[4] | 5.78% |
| Tax Rate[5] | 40.00% |

| BAMM Capital Structure Assumptions[1] | |
|---|---|
| Debt to Total Capitalization | 51.9% |
| Preferred Stock to Total Capitalization | 0.0% |
| Equity Market Value to Total Capitalization | 48.1% |
| Debt to Equity Market Value | 108.0% |
| Preferred Stock to Equity Market Value | 0.0% |
| Cost of Debt[6] | 3.6% |
| Cost of Preferred Stock | NA |

| Cost of Equity for Computed WACC | |
|---|---|
| Selected Unlevered Beta[7] | 0.67 |
| Computed Levered Beta[8] | 1.10 |
| Cost of Equity[9] | 15.5% |

| | | | |
|---|---|---|---|
| **Computed Weighted Average Cost of Capital[10]** | | 8.6% | |
| **Illustrative Weighted Average Cost of Capital Range Based on BAMM Capital Structure** | 8.0% | - - | 9.0% |

1. Based on current capital structure for BAMM as of July 10, 2015 and excludes PGP. See previous page.
2. Risk Free Rate of Return as of July 10, 2015, based on 20-year U.S. Treasury Bond Yield.
3. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
4. 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7.
5. Per Company management.
6. Based on projected weighted-average cost of debt for fiscal year ending January 31, 2016, per Company management.
7. Based on review of selected companies' unlevered betas listed on previous page.
8. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on BAMM Capital Structure Assumptions.
9. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.
10. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and BAMM Capital Structure Assumptions.

NA refers to not available.

Source: Capital IQ, Bloomberg and, in the case of BAMM estimates and assumptions, per Company management as approved by Special Committee.

HOULIHAN LOKEY 23

Other Information

# Benchmarking Data

| Size (LTM Revenue, millions) | |
|---|---|
| GameStop Corp. | $9,360.3 |
| Barnes & Noble, Inc. | $6,069.5 |
| Outerwall Inc. | $2,313.9 |
| Indigo Books & Music Inc. | $703.0 |
| **Books-A-Million, Inc.** | **$471.8** |
| Trans World Entertainment Corporation | $349.2 |

| Size[1] (Enterprise Value as of 07/10/2015, millions) | |
|---|---|
| GameStop Corp. | $5,022.0 |
| Outerwall Inc. | $2,171.8 |
| Barnes & Noble, Inc. | $1,842.2 |
| **Books-A-Million, Inc.** | **$72.7** |
| Indigo Books & Music Inc. | $51.7 |
| Trans World Entertainment Corporation | $12.7 |

| Historical Growth (2-Fiscal Year Revenue) | |
|---|---|
| Outerwall Inc. | 2.3% |
| GameStop Corp. | 2.3% |
| Indigo Books & Music Inc. | 0.9% |
| **Books-A-Million, Inc.** | **-2.5%** |
| Barnes & Noble, Inc. | -5.8% |
| Trans World Entertainment Corporation | -11.6% |

| Historical Growth (3-Fiscal Year Revenue) | |
|---|---|
| Indigo Books & Music Inc. | 3.2% |
| GameStop Corp. | 2.8% |
| **Books-A-Million, Inc.** | **0.0%** |
| Outerwall Inc. | -0.2% |
| Barnes & Noble, Inc. | -4.9% |
| Trans World Entertainment Corporation | -8.9% |

| Projected Growth (3-Fiscal Year Revenue) | |
|---|---|
| GameStop Corp. | 6.6% |
| Outerwall Inc. | 2.2% |
| **Books-A-Million, Inc.** | **2.0%** |
| Indigo Books & Music Inc. | 0.1% |
| Barnes & Noble, Inc. | -0.1% |
| Trans World Entertainment Corporation | NA |

| Historical Growth (2-Fiscal Year Adjusted EBITDA) | |
|---|---|
| GameStop Corp. | -1.6% |
| Outerwall Inc. | -2.0% |
| **Books-A-Million, Inc.** | **-7.6%** |
| Indigo Books & Music Inc. | -14.4% |
| Trans World Entertainment Corporation | -32.2% |
| Barnes & Noble, Inc. | NMF |

| Historical Growth (3-Fiscal Year Adjusted EBITDA) | |
|---|---|
| **Books-A-Million, Inc.** | **20.8%** |
| Barnes & Noble, Inc. | 13.1% |
| GameStop Corp. | 2.6% |
| Outerwall Inc. | -11.8% |
| Trans World Entertainment Corporation | -43.8% |
| Indigo Books & Music Inc. | NMF |

| Historical Growth (FYE Comparable Store Sales Growth) | |
|---|---|
| GameStop Corp. | 3.8% |
| Indigo Books & Music Inc. | 0.8% |
| **Books-A-Million, Inc.** | **0.4%** |
| Trans World Entertainment Corporation | -1.0% |
| Barnes & Noble, Inc. | -1.9% |
| Outerwall Inc. | -4.9% |

| Projected Growth (NFY Comparable Store Sales Growth) | |
|---|---|
| GameStop Corp. | 3.9% |
| **Books-A-Million, Inc.** | **1.0%** |
| Outerwall Inc. | 0.7% |
| Barnes & Noble, Inc. | -1.0% |
| Trans World Entertainment Corporation | NA |
| Indigo Books & Music Inc. | NA |

| Projected Growth (3-Fiscal Year Adjusted EBITDA) | |
|---|---|
| Outerwall Inc. | 14.3% |
| GameStop Corp. | 11.9% |
| Indigo Books & Music Inc. | 10.0% |
| Barnes & Noble, Inc. | 0.4% |
| **Books-A-Million, Inc.** | **-11.2%** |
| Trans World Entertainment Corporation | NA |

| Profitability (LTM Adjusted EBITDA to LTM Revenue) | |
|---|---|
| Outerwall Inc. | 20.8% |
| GameStop Corp. | 8.6% |
| Barnes & Noble, Inc. | 5.3% |
| **Books-A-Million, Inc.** | **3.7%** |
| Trans World Entertainment Corporation | 2.6% |
| Indigo Books & Music Inc. | 2.4% |

| Relative Depreciation (LTM Depreciation to LTM Adjusted EBITDA) | |
|---|---|
| Indigo Books & Music Inc. | 123.4% |
| **Books-A-Million, Inc.** | **83.0%** |
| Barnes & Noble, Inc. | 60.3% |
| Trans World Entertainment Corporation | 50.3% |
| Outerwall Inc. | 42.3% |
| GameStop Corp. | 18.9% |

| Internal Investment (LTM Capital Expenditures to LTM Revenue) | |
|---|---|
| Outerwall Inc. | 4.0% |
| Trans World Entertainment Corporation | 2.5% |
| Barnes & Noble, Inc. | 2.4% |
| **Books-A-Million, Inc.** | **2.1%** |
| GameStop Corp. | 1.7% |
| Indigo Books & Music Inc. | 1.2% |

| Liquidity (Current Ratio as of 07/10/2015) | |
|---|---|
| Trans World Entertainment Corporation | 3.8 |
| Indigo Books & Music Inc. | 1.9 |
| **Books-A-Million, Inc.** | **1.4** |
| GameStop Corp. | 1.3 |
| Barnes & Noble, Inc. | 1.2 |
| Outerwall Inc. | 1.0 |

| Projected Growth (5-Fiscal Year EPS) | |
|---|---|
| GameStop Corp. | 14.4% |
| Barnes & Noble, Inc. | 10.0% |
| Outerwall Inc. | 6.0% |
| **Books-A-Million, Inc.[2]** | **5.8%** |
| Trans World Entertainment Corporation | NA |
| Indigo Books & Music Inc. | NA |

| Size[3] (LTM Revenue per Retail Square Foot) | |
|---|---|
| GameStop Corp. | $941.6 |
| Indigo Books & Music Inc. | $370.4 |
| Barnes & Noble, Inc. | $354.9 |
| Trans World Entertainment Corporation | $180.0 |
| **Books-A-Million, Inc.** | **$106.5** |
| Outerwall Inc. | NA |

| Size (Number of Stores) | |
|---|---|
| GameStop Corp. | 6,664 |
| Barnes & Noble, Inc. | 1,372 |
| Trans World Entertainment Corporation | 310 |
| **Books-A-Million, Inc.** | **300** |
| Indigo Books & Music Inc. | 218 |
| Outerwall Inc. | NMF |

| FCF Margin (Adjusted Free Cash Flow to Revenue) | |
|---|---|
| Outerwall Inc. | 15.0% |
| GameStop Corp. | 6.8% |
| Barnes & Noble, Inc. | 2.9% |
| **Books-A-Million, Inc.** | **1.6%** |
| Indigo Books & Music Inc. | 1.2% |
| Trans World Entertainment Corporation | -0.1% |

| FCF Conversion (Adjusted Free Cash Flow to EBITDA) | |
|---|---|
| GameStop Corp. | 78.4% |
| Outerwall Inc. | 71.7% |
| Barnes & Noble, Inc. | 52.6% |
| Indigo Books & Music Inc. | 50.0% |
| **Books-A-Million, Inc.** | **42.7%** |
| Trans World Entertainment Corporation | -4.5% |

| Leverage (Debt to EV as of 07/10/2015) | |
|---|---|
| Barnes & Noble, Inc. | 0.0% |
| Indigo Books & Music Inc. | 0.3% |
| Trans World Entertainment Corporation | 5.1% |
| GameStop Corp. | 7.0% |
| Outerwall Inc. | 40.5% |
| **Books-A-Million, Inc.** | **52.8%** |

| Profitability (Return on Assets) | |
|---|---|
| Indigo Books & Music Inc. | 189.0% |
| GameStop Corp. | 10.6% |
| Outerwall Inc. | 8.8% |
| Trans World Entertainment Corporation | 0.9% |
| **Books-A-Million, Inc.** | **0.7%** |
| Barnes & Noble, Inc. | 0.3% |

| Profitability (Return on Equity) | |
|---|---|
| Indigo Books & Music Inc. | 189.0% |
| GameStop Corp. | 18.4% |
| **Books-A-Million, Inc.** | **1.8%** |
| Barnes & Noble, Inc. | 1.4% |
| Trans World Entertainment Corporation | 1.4% |
| Outerwall Inc. | NMF |

| Inventory (Inventory Turnover) | |
|---|---|
| Outerwall Inc. | 8.0 |
| GameStop Corp. | 5.8 |
| Barnes & Noble, Inc. | 3.2 |
| Indigo Books & Music Inc. | 2.4 |
| **Books-A-Million, Inc.** | **1.7** |
| Trans World Entertainment Corporation | 1.6 |

Note: No company used for comparative purposes is identical to the Company.
1. Based on public trading prices of common stock and average debt and cash balances.
2. Based on five-year EBIT CAGR for BAMM.
3. Retail square feet for BAMM is calculated using the following assumptions: 20,000 sqft per superstore
NMF refers to not meaningful figure.
NA refers to not available.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non recurring items and removal of income related to PGP.
Adjusted Free Cash Flow refers to Adjusted EBITDA less capital expenditures.
EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
EPS refers to earnings per share.
EV refers to enterprise value.
FCF refers to free cash flow.
FYE refers to fiscal year end.
LTM refers to latest 12 months.
NFY refers to the next fiscal year for which financial information has not been made public.
Sources: Capital IQ, Company management.

HOULIHAN LOKEY | 24

Other Information Additional Real Estate Information

(dollars in millions) Capital

Expenditures Total BAMM Appraisal

Property Location Year Acquired Purchase Price Since Acquisition Investment Appraised Value Appraisal Date Date of Value Cap Rate

Florence, Alabama 2013 $ 12.6 $0.0 $ 12.6 $ 17.0 5/15/2013 5/15/2013 7.25%

Gardendale, Alabama 2014 8.4 11.2 19.6 23.3 1 2/20/2014 2/1/2015 7.25%

Fayetteville, North Carolina 2014 2.9 0.4 3.3 4.3 8/15/2014 8/15/2014 9.00%

Jacksonville, Florida 2014 5.3 0.1 5.4 5.7 9/9/2014 9/9/2014 7.00%

Total $ 29.2 $11.6 $ 40.8 $ 50.3

Selected PWC Real Estate Investor Survey Data

1Q 2013 4Q 2013 3Q 2014 4Q 2014 1Q 2015 2Q 2015

Strip Shopping Center Capitalization Rates 7.04% 6.98% 6.98% 7.05% 7.00% 6.91%

Source: Appraisals provided by Company management, PWC. 1. See ‘Real Estate Summary’.

Other Information Historical EBITDA Multiples vs. Barnes & Noble, Inc.

Historical Enterprise Value to EBITDA Multiples (January 31, 2005 – January 29, 2015)

12.0x

EBITDA 10.0x

8.0x

/

6.0x

Value Multiple 4.0x

2.0x

0.0x

Enterprise 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015

BAMM BKS Not Meaningful

BAMM Historical

EV/EBITDA Discount to BKS

6-Months(20.3%)

1-Year(23.3%)

2-Years(27.2%)

3-Years(29.5%)

4-Years(35.8%)

5-Years(38.5%)

6-Years(39.8%)

7-Years(35.9%)

8-Years(29.5%)

9-Years(25.1%)

10-Years(24.4%)

Note: BAMM historical EV/EBITDA discount is calculated using each period’s respective median EV/EBITDA multiple through January 29, 2015. Sources: Company management, public filings, Capital IQ.

Other Information Barnes & Noble, Inc. Sum-of-Parts Overview

Barnes & Noble, Inc. Fiscal Year 2015 Segment Results

Implied

Enterprise EBITDA

Segment 2015 Revenue 2015 EBITDA Margin% Value1 Multiple

Retail Stores $ 4,108.3 322.7 7.9%

College Bookstores 1,772.4 86.4 4.9%

NOOK 263.8(87.0)(33.0%)

Elimination(75.0) 0.0 NA

Total $ 6,069.5 $ 322.2 5.3% $ 1,842.2 5.7x

Illustrative Implied EBITDA Multiple for Retail Stores Segment

Illustrative EBITDA Multiple for College Bookstores Segment

5.0x	5.5x 6.0x 6.5x 7.0x

Illustrative 0.00x 4.4x 4.2x 4.1x 4.0x 3.8x

Revenue 0.10x 4.3x 4.2x 4.0x 3.9x 3.8x

Multiple for 0.20x 4.2x 4.1x 3.9x 3.8x 3.7x

NOOK 0.30x 4.1x 4.0x 3.9x 3.7x 3.6x

Segment 0.40x 4.0x 3.9x 3.8x 3.6x 3.5x

1. Based on closing stock price of $26.81 as of July 10, 2015. NA refers to not available.

EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization. 27 Source: Barnes & Noble, Inc. public filings, Company public filings.

Other Information

# Barnes & Noble, Inc. Analyst Commentary

| Analyst | Most Recent Report Date | Stock Price Target | Retail Segment (excluding Nook) EBITDA Multiple | College Education Segment EBITDA Multiple | Comments |
|---|---|---|---|---|---|
| Maxim Group | 6/26/15 | $37.00 | $347mm 2016E EBITDA / 5.0x | $130mm 2016E EBITDA / 6.0x | "As the only national bookstore, we believe BKS could be compared to dominant category chains such as Bed Bath & Beyond and Best Buy" |
| Craig-Hallum | 6/25/15 | $37.00 | $253mm 2017E EBITDA / 4.6x | $123mm 2017E EBITDA / 10.0x | "the core retail business generates a significant amount of free cash flow and the story becomes sweeter when considering the spin-off of the growth-oriented [College Education business]" |
| Janney Capital Markets | 3/10/15 | $26.00 | $340mm 2015E EBITDA / 4.5x | $100mm 2015E EBITDA / 6.0x | "We continue to view BKS Retail landscape favorably and believe the stabilization of the core business will continue… [with] College Education growth prospects robust" |
| Barclays | 3/10/15 | $18.00 | $253mm 2015E Consolidated EBITDA / 3.0x | | "the focus now shifts once again to the retail business, which in our view remains in structural decline longer term." *Note: Barclays discontinued coverage on 6/25/15* |

*EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.*
*Source: Equity research reports.*

HOULIHAN LOKEY | 28

Other Information

# Books-A-Million vs. Barnes & Noble Retail Segment

## Selected Financial and Operating Data Comparison

*(dollars in millions)*

| | BAMM[1] | BKS Retail | BAMM vs. BKS Retail |
|---|---|---|---|
| LTM Revenue | $471.8 | $4,108.3 | (88.5%) |
| LTM EBITDA | $17.5 | $322.7 | (94.6%) |
| EBITDA Margin | 3.7% | 7.9% | (4.2) bps |
| LTM Free Cash Flow | $7.5 | $249.0 | (97.0%) |
| FCF Margin | 1.6% | 6.1% | (4.5) bps |
| FCF Conversion | 42.7% | 77.1% | (34.5) bps |
| Store Count | 300 | 648 | (53.7%) |
| Revenue per Store | $1.6 | $6.3 | (75.2%) |
| Capital Expenditures to Revenue | 2.1% | 1.8% | 0.3 bps |
| Retail Square Feet (in millions) | 4.4 | 17.1 | |
| Average Store Size | 14,766 | 26,389 | (44.0%) |
| Revenue per Retail Square Foot | $106.5 | $240.3 | (55.7%) |
| 1-yr Projected Revenue Growth[2] | 2.0% | (0.3%) | 2.3 bps |
| 1-yr Projected EBITDA Growth[2] | (11.2%) | 3.5% | (14.7) bps |
| 2-yr Projected Revenue Growth[2] | 1.4% | (1.5%) | 2.9 bps |
| 2-yr Projected EBITDA Growth[2] | (6.8%) | (1.5%) | (5.3) bps |

- Additionally, Barnes & Noble generally operates its retail stores in larger, higher-traffic areas than BAMM stores, which are generally located in enclosed shopping malls

Note: Based on information available as of July 10, 2015.
1. Excludes PGP.
2. Based on equity research reports for BKS Retail.
LTM refers to latest 12 months.
EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
Source: Public filings, Company management.

HOULIHAN LOKEY | 29

Other Information

# Liquidity Statistics

*(figures in millions, except per share data)*

| | Selected Companies | | | | | | | |
|---|---|---|---|---|---|---|---|---|
| | Books-A-Million Inc. | Barnes & Noble, Inc. | GameStop Corp. | Trans World Entertainment Corporation | Indigo Books & Music Inc. | Outerwall Inc. | Median | Mean |
| Ticker Symbol | BAMM | BKS | GME | TWMC | IDG | OUTR | | |
| Exchange | NasdaqGS | NYSE | NYSE | NasdaqGM | TSX | NasdaqGS | | |
| Analyst Coverage [1] | 0 | 4 | 18 | 0 | 2 | 7 | 4 | 6 |
| Shares Outstanding | 15.441 | 70.012 | 106.720 | 31.153 | 25.504 | 18.451 | 31.153 | 50.368 |
| Closing Stock Price as of 7/10/15 | $2.59 | $26.81 | $46.96 | $3.66 | $10.50 | $80.74 | $26.81 | $33.73 |
| Public Float [2] | 5.406 | 49.327 | 104.434 | 8.952 | 10.123 | 16.188 | 16.188 | 37.805 |
| Percent of Total Shares Outstanding [2] | 35.0% | 70.5% | 97.9% | 28.7% | 39.7% | 87.7% | 70.5% | 64.9% |
| Institutional Holdings | 1.660 | 46.694 | 148.478 | 7.372 | 3.618 | 22.404 | 22.404 | 45.713 |
| Percent of Total Shares Outstanding | 10.8% | 66.7% | 139.1% | 23.7% | 14.2% | 121.4% | 66.7% | 73.0% |
| Percent of Total Public Float | 30.7% | 94.7% | 142.2% | 82.4% | 35.7% | 138.4% | 94.7% | 98.7% |
| Number of Institutional Holders | 30 | 277 | 576 | 36 | 8 | 313 | 277 | 242 |
| Average Trading Volume [3] | 0.014 | 0.614 | 1.760 | 0.015 | 0.004 | 0.461 | 0.461 | 0.571 |
| Percent of Total Shares Outstanding | 0.1% | 0.9% | 1.6% | 0.0% | 0.0% | 2.5% | 0.9% | 1.0% |
| Percent of Total Public Float | 0.3% | 1.2% | 1.7% | 0.2% | 0.0% | 2.8% | 1.2% | 1.2% |
| Short Interest | 0.007 | 8.058 | 43.842 | 0.020 | 0.000 | 6.915 | 6.915 | 11.767 |
| Percent of Total Shares Outstanding | 0.0% | 11.5% | 41.1% | 0.1% | 0.0% | 37.5% | 11.5% | 18.0% |
| Percent of Total Public Float | 0.1% | 16.3% | 42.0% | 0.2% | 0.0% | 42.7% | 16.3% | 20.3% |

1. Based on number of analyst reports in Bloomberg.
2. Float defined as shares outstanding owned by investors other than strategic 5% investors and insiders.
3. Based on three-month average trading activity.

*Source: Company management, public filings.*

HOULIHAN LOKEY | 30

Other Information U.S. Bookstore Industry Overview

Companies in this industry sell books from physical retail locations or through online sales channels The U.S. books market contracted marginally in 2012 and 2013 and was flat in 2014 In the meantime, e-books continued to strongly perform and are driving growth in the U.S. books industry

The U.S. books market had total revenues of $27.0 billion in 2014, representing a compound annual growth rate (“CAGR”) of negative (0.8%) between 2010 and 2014 In 2014, the physical segment contributed total revenues of $19.7 billion, equivalent to 73.0% of the overall value The digital segment contributed revenues of $7.3 billion, equating to 27.0% of the market’s aggregate value The performance of the market is forecast to grow, with an anticipated CAGR of 0.9% for the five-year period 2014-2019, which is expected to drive the market to a value of $28.3 billion by the end of 2019

U.S. Books Market Category Segmentation

Digital

27%

Physical

73%

U.S. Books Market Value Forecast

35,000 1.4

30,000 1.2

25,000 1.0

0.8%

20,000

millions) 0.6

in 15,000 0.4 Growth

$

( 10,000

0.2

5,000 0.0

0 -0.2

2014 2015 2016 2017 2018 2019

$ Mil.% Growth

Source: MarketLine Industry Profile: Books in the United States dated March 2015. 31

Appendix

Disclaimer

Disclaimer Disclaimer

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